Exhibit 21.1

Subsidiaries of American Realty Capital Healthcare Trust III, Inc.

Name	Jurisdiction
American Realty Capital Healthcare III Operating Partnership, LP	Delaware
ARHC TRS Holdco III, LLC	Delaware